SUB ITEM 77C(1)

                       LOOMIS SAYLES STRATEGIC INCOME FUND

SHAREHOLDER MEETING. At a special shareholders' meeting held on August 28, 2003, shareholders of the CDC Nvest Strategic Income Fund (the predecessor of Loomis Sayles Strategic Income Fund) voted for the following proposals:

     1. To approve a new advisory agreement between Loomis, Sayles & Company, L.P. and CDC Nvest Funds Trust I, on behalf of the CDC Nvest Strategic Income Fund.

               VOTED FOR            VOTED AGAINST        ABSTAINED VOTES       BROKER NON-VOTES        TOTAL VOTES
               ---------            -------------        ---------------       ----------------        -----------
             20,099,903.719          340,434.300           665,328.563              0.0000            21,101,666.582


     2.b. To approve and Agreement and Plan of Reorganization for adoption by CDC Nvest Strategic Income Fund, pursuant to which such Fund would reorganize as Loomis Sayles Strategic Income Fund, a series of Loomis Sayles Funds II.


               VOTED FOR            VOTED AGAINST        ABSTAINED VOTES       BROKER NON-VOTES        TOTAL VOTES
               ---------            -------------        ---------------       ----------------        -----------
             11,780,023.949          347,947.844           735,964.789          8,241,730.000         21,105,666.582